SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HOPFED BANCORP, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

April 18, 2011

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) to be held at the Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 18, 2011, at 3:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company as well as representatives of Rayburn, Bates & Fitzgerald, P.C., the Company’s independent registered public accounting firm, will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

John E. Peck
President and Chief Executive Officer

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 887-2999

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) will be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 18, 2011, at 3:00 p.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	The election of three directors of the Company.

2.	A non-binding resolution to approve the compensation of the named executive officers.

3.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on March 31, 2011, are the stockholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

BOYD M. CLARK
SECRETARY

Hopkinsville, Kentucky

April 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the

2011 Annual Meeting of Stockholders to be held on May 18, 2011

This Notice and Proxy Statement, the Company’s 2010 Annual Report to Stockholders and the Company’s

2010 Annual Report on Form 10-K are available electronically at

www.bankwithheritage.com/proxy

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 887-2999

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

May 18, 2011

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HopFed Bancorp, Inc. (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 18, 2011, at 3:00 p.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to stockholders on or about April 18, 2011.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR the election of three nominated directors (Proposal I) and FOR a non-binding resolution to approve the compensation of the named executive officers (Proposal II). If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxies will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Certificate of Incorporation and Bylaws. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker non-votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have discretionary authority to vote and has not received specific instructions from you. Under the rules of the New York Stock Exchange, if your broker holds shares in your name and delivers this proxy statement to you, the broker generally has authority to vote shares on “routine” matters. Proposal I and II are matters we believe will be considered “non-routine”; the broker is not entitled to vote you shares without instructions.

Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder’s proxy.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, 2010 Annual Report to Stockholders and 2010 Annual Report on

Form 10-K are available electronically at

www.bankwithheritage.com/investor.asp?loadpage=main/investor.asp

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). Stockholders of record as of the close of business on March 31, 2011, (the “Record Date”) are entitled to one vote for each share of Common Stock then held on all matters. As of the Record Date, 7,335,727 shares of the Common Stock were outstanding. The presence in person or by proxy, of at least one-third of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Common Stock are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, management was aware of the persons listed below who beneficially owned more than 5% of the outstanding shares of Common Stock. This information is based on the most recent report filed by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding
Sandler O’Neill Asset Management, LLC 1414 Avenue of the Americas New York, New York 10019	700,011	(1)	9.54%

Wellington Hedge Management, LLC 280 Congress Street, Boston, MA 02210	693,600	(2)	9.46%

(1)	Sandler O’Neill Asset Management LLC, a New York corporation, is a registered investment advisor.
(2)	Wellington Hedge Management, LLC, a Massachusetts corporation, is a registered investment advisor.

As of the Record Date, the United States Department of Treasury held a warrant to purchase 248,692.32 shares , adjusted for the 2% common stock dividend paid to shareholders of record as of September 30, 2010, of the common stock of the Company, which is approximately 3.4% of the shares outstanding. The shares of Common Stock issuable upon exercise of the warrant are assumed to be outstanding for the purpose of determining the percentage of share beneficially owned. The warrant was issued on December 12, 2008, as part of the Treasury Departments Troubled Asset Relief Program / Capital Purchase Program. The exercise price is $11.098 per share, subject to anti-dilution and other adjustments. The amount of the warrants outstanding and exercise prices were adjusted to as a result of a 2% stock dividend paid to shareholders of record at September 30, 2010. The Treasury Department has no voting rights at this time.

	Amount and Nature of Beneficial Ownership as of March 31, 2011

Name of Beneficial Owner	Number of shares	Percent of Class
United States Department of Treasury Washington, DC	248,692.32	3.4%

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated Gilbert E. Lee, Dr. Harry J. Dempsey and Clay Smith to serve for a three-year term and until their successors is elected and qualified. Mr. Smith has been nominated to the vacancy resulting from the retirement of Boyd M. Clark effective at the Annual Meeting. Delaware law and the Company’s Bylaws provide that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. Stockholders are not entitled to cumulate their votes for the election of directors. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Nominating and Corporate Governance Committee of the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The Nominating and Corporate Governance Committee seeks to nominate candidates with diverse experience and perspective and who have the ability to contribute to some the various aspects of our business and a willingness to make the significant commitment of time and effort required of our directors. Community involvement and leadership are important criteria for our Board Members and Executive Management. We believe that each or our nominees and our other directors possess these attributes as discussed in the biographies below.

The following table sets forth for the nominees and for each director and named executive officer such person’s name, age, and the year such person first became a director, and the number of shares and percentage of Common Stock beneficially owned.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	AGE(1)	YEAR FIRST ELECTED DIRECTOR (2)		PRESENT TERM TO EXPIRE	SHARES OF COMMON STOCK BENEFICIALLY OWNED (5)(6)		PERCENT OF CLASS

BOARD NOMINEES FOR TERM TO EXPIRE IN 2014

Clay Smith	59	—		—	—		—

Harry J. Dempsey	53	1999		2011	50,091		0.7%

Gilbert E. Lee	67	1999		2011	72,292		1.0%

DIRECTOR NOT STANDING FOR ELECTION IN 2011

Boyd M. Clark	65	1990		2011	48,937	(8)	0.7%

DIRECTORS CONTINUING IN OFFICE

Ted S. Kinsey	65	2008	(3)	2012	21,319		0.3%

John E. Peck	46	2000		2012	55,993	(7)	0.7%

Steve Hunt	49	2010	(4)	2013	4,080		0.1%

Thomas I. Miller	66	2001		2013	15,704		0.2%

Other Named Executive Officers

Michael L. Woolfolk	57	—		—	48,680	(9)	0.6%

Billy C. Duvall	45	—		—	41,572	(9)	0.6%

Michael F. Stalls	59	—		—	39,472	(9)	0.5%

Keith Bennett	49	—		—	7,459		0.1%

All Executive Officers and

Directors as a Group (11 persons)					409,599	(10)	5.5	% (10)

(1)	At December 31, 2010.
(2)	Includes term of office as director of Heritage Bank (the “Bank”) prior to formation of the Company as the holding company for the Bank. Each director of the Company is also a director of the Bank. Mr. Clark has chosen not to seek re-election as a director of the Company or the Bank. The Company’s nominating committee recommends the election of Clay Smith to the Company’s Board of Directors.
(3)	Mr. Kinsey was elected on February 20, 2008, to fill the remaining term of Kerry Harvey, who resigned from the boards of directors of the Company and the Bank on that date. Mr. Kinsey was elected by a shareholder vote in 2009.
(4)	Mr. Hunt was appointed on October 7, 2008, to fill the remaining term of WD Kelley, who resigned from the board of directors of the Company and the Bank on July 16, 2008. Mr. Hunt was elected by a shareholder vote in 2010.

(Footnotes continued on next page)

(5)	At the Record Date. In accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares. Includes shares owned directly by the named indviduals, shares held by their spouses, minor children and trusts over which they have or share voting or investment power. Does not include shares held or beneficially owned by other relatives as to which the named individuals disclaim beneficial ownership. Also includes options to purchase Common Stock which are exercisable within 60 days of the Record Date. See “— Directors’ Compensation — 1999 Stock Option Plan.”
(6)	Includes unvested shares held in the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) that may be voted by the following persons: 19,087 shares by Mr. Peck; 1,015 shares by Mr. Clark; 1,598 shares by Mr. Woolfolk; 1,159 shares by Mr. Duvall, 1,271 shares by Mr. Stalls, and 1,065 shares by Mr. Bennett.
(7	Includes options to purchase 10,200 shares of Common Stock which are immediately exercisable.
(8)	Includes 10,772 shares of Common Stock pledged as security for a loan from an unaffiliated party.
(9)	Includes options to purchase 20,400 shares of Common Stock which are immediately exercisable.
(10)	Includes 7,335,727 of the Company’s Common Stock outstanding as of the record date plus options to purchase 81,600 shares of Common Stock which are exercisable within 60 days of the Record Date.

Listed below is certain information about the principal occupations of the Board nominees and the other directors of the Company. Unless otherwise noted, all such persons have held these positions for at least five years.

Clay Smith. Mr. Smith has served as the owner and operator of Pennyrile Ford Lincoln Mercury in Hopkinsville, Kentucky since 2002 and Purchase Ford of Mayfield, Kentucky since 2000. Prior to that, Mr. Smith serviced as Chief Financial Officer of Jenkins and Wynne Honda, Ford and Lincoln for thirteen years. Mr. Smith is a member of the Hopkinsville Rotary Club. Mr. Smith has served as past chairman on several committees of the First Baptist Church of Hopkinsville, of which he is a member.

Harry J. Dempsey. Dr. Dempsey has served as an anesthesiologist with Christian County Anesthesia in Hopkinsville, Kentucky, since 1985. Dr. Dempsey has a variety of business interest including agricultural, retail and residential development, retail and residential construction, and a part-owner of a local residential golf course community. Mr. Dempsey has twice served as a Medical Staff President at Jennie Stuart Medical Center and as a director on the Medical Center’s hospital board. Mr. Dempsey is a past chairman of the Hopkinsville Rotary Club, Hopkinsville Kiwanis and Christian County Chamber of Commerce.

Gilbert E. Lee. Mr. Lee is a life-long resident of Christian County, Kentucky. Mr. Lee is co-owner of Lee Rentals, LLC, a residential and commercial real estate rental company. Mr. Lee has owned several businesses in the community, including two consumer finance companies and various retail establishments. Mr. Lee is a member of the Eagle Way Bypass Church of Christ where he previously served on its finance committee.

Boyd M. Clark. Mr. Clark has served as Senior Vice President — Loan Administrator of the Bank since 1995. Prior to his current position, Mr. Clark served as First Vice President of the Bank. He has been an employee of the Bank since 1973. Mr. Clark also serves as Vice President and Secretary of the Company. From May-July 2000, Mr. Clark served as Acting President of both the Company and the Bank. Mr. Clark is a member of First Baptist Church of Hopkinsville and serves as a board member of Pennyroyal Hospice of Hopkinsville. Mr. Clark will retire as a director and officer of the Company and the Bank effective at the Annual Meeting. Mr. Clark intends to retire from Heritage Bank, the Company’s wholly owned subsidiary, on May 31, 2011.

Ted S. Kinsey. Mr. Kinsey has served as the owner and operator of Parkway Chrysler, Inc. in Benton, Kentucky since 1980. Mr. Kinsey previously served as a Director of the Bank of Marshall County in Benton, Kentucky and Mercantile Bank of St. Louis, Missouri. Mr. Kinsey has served as a director of the Benton Electric System since 2004 and the Marshall County Hospital in Benton, Kentucky since 2006. Mr. Kinsey is a member and serves on the finance committee of the First Baptist Church of Benton, Kentucky.

John E. Peck. Mr. Peck has served as President and Chief Executive Officer of both the Company and the Bank since July 2000. Prior to that, Mr. Peck was President and Chief Executive Officer of United Commonwealth Bank and President of Firstar Bank-Calloway County. Mr. Peck was a past Board Member and Chairman of the Christian County Chamber of Commerce, Jennie Stuart Hospital and Murray-Calloway County Hospital. Mr. Peck holds a Bachelor of Science of Business Administration with a concentration in Finance from the University of Louisville. Mr. Peck is a graduate of the Louisiana State University School of Banking. Mr. Peck is a member and serves on the finance committee of the First Baptist Church of Hopkinsville.

Steve Hunt. Mr. Hunt is Vice-President of Agri-Power Inc, a Board Member of Agri-Chem and a partner in Hunt Farms, all headquartered in Hopkinsville, Kentucky. Agri-Power operates six retail dealerships for IH Case, New Holland and Kubota in western Kentucky and southern Indiana. Agri-Chem provides agricultural related products and services throughout Western Kentucky as well as operates a river terminal on the Cumberland River in Lyon County, Kentucky. Hunt Farms is a family owned farm with approximately 8,000 acres of corn, wheat and soybeans and approximately 100 acres of tobacco. Mr. Hunt is a twelve year board member of the Christian County Water District, a fifteen year board member and past president of the Kentucky Small Grain Grower Association, a two year board member of the Christian County Chamber of Commerce Agricultural and Commerce Committee and member of Hillcrest Baptist Church.

Thomas I. Miller, PHD, CPA. Since 1967, Dr. Miller has served as an instructor, assistant professor, associate professor, professor and currently is professor emeritus of accounting at Murray State University. Dr. Miller served as the Chairman of the Accounting Department for 17 years; coordinator of planned giving for 5 years; and served as interim president of Murray State University in 2006. He is the Executive Director of the Murray State University Foundation and has served in that position for 21 years. Dr. Miller was a partner in the public accounting firm of Miller & Wilson, CPAs located in Murray, Ky. from 1993 through 2010 and currently serves as an employee. He is a member of the AICPA, the Kentucky Society of CPAs, the American College of Forensic Examiners, and the American Accounting Association. Dr. Miller is a former chairman and trustee of the Murray-Calloway County Hospital and served as a board member of the Murray Electric System for 12 years.

Michael L. Woolfolk. Mr. Woolfolk has served as Executive Vice President and Chief Operations Officer of the Bank since August 2000. Prior to that, he was President of First-Star Bank-Marshall County, President and Chief Executive Officer of Bank of Marshall County and President of Mercantile Bank. Mr. Woolfolk is a member of First Baptist Church of Hopkinsville.

Billy C. Duvall. Mr. Duvall has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank since June 1, 2001. Prior to that, he was an Auditor with Rayburn, Betts & Bates, P.C., independent public accountants and nine years as a Principal Examiner with the National Credit Union Administration. Mr. Duvall holds a Bachelor of Business Administration from Austin Peay State University in Accounting and Finance. Mr. Duvall is a Certified Public Accountant of Virginia. Mr. Duvall is the current Board Chairman for the Pennyroyal Mental Health Center, a member of the Hopkinsville Kiwanis club and a member of Southside Church of Christ in Hopkinsville.

Michael F. Stalls. Mr. Stalls has served as Senior Vice President, Chief Credit Officer of the Bank since May 28, 2004. Prior to that, he was Senior Vice President and Chief Credit Officer for the southern Tennessee markets of Regions Bank. Mr. Stalls holds a Bachelor of Business Administration with a concentration in Finance from Murray State University and is a graduate of the Louisiana State University School of Banking. Mr. Stalls is a member and board trustee of the First United Methodist Church of Hopkinsville.

Keith Bennett. Mr. Bennett has served as Montgomery County, Tennessee Market President for the Bank since November 2005. Prior to that, Mr. Bennett was Vice President of Commercial Lending for Farmers and Merchants Bank and First Federal Savings and Loan, both of Clarksville, Tennessee. Mr. Bennett served seven years as a field examiner with the Office of Thrift Supervision. Mr. Bennett holds a Bachelor of Business Administration in Accounting from the University of Tennessee at Martin.

PROPOSAL II — A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

In February 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 (“ARRA”). The ARRA imposes a number of requirements on financial institutions, such as the Company, that received an investment under the Capital Purchase Program of the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”). One of the these requirements is that at each annual meeting of stockholders during the period is which any obligation arising from TARP financial assistance remains outstanding recipients shall submit a separate nonbinding vote on the compensation of executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the stockholders of HopFed Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure in the Proxy Statement.

Because this vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling a decision by the Board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions will have no effect on the voting.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Our compensation policies and procedures are centered on a pay-for-performance culture. The Board of Directors believes the Company’s compensation practices are aligned with the long-term interests of our stockholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that are intended to reward executives for results consistent with stockholder interests.

Our Board and our Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION

APPROVING THE COMPENSATION OF EXECUTIVES.

CORPORATE GOVERNANCE AND OTHER MATTERS

Board of Director and Stockholder Meetings

The Board of Directors met twelve times during the fiscal year ended December 31, 2010. All directors attended at least 75% of the Board of Directors meetings and assigned committee meetings in 2010. The Company encourages directors’ attendance at its annual stockholder meetings and requests that directors make reasonable efforts to attend such meetings. All of the members of the Board of Directors attended the 2010 Annual Meeting of Stockholders.

Board of Director Independence

Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Messrs. Dempsey, Hunt, Kinsey, Lee and Miller are independent directors of the Company within the meaning of applicable NASDAQ listing standards.

Independent members of the Board of Directors of the Company meet in executive session without management present and are scheduled to do so at least two times per year. During the fiscal year ended December 31, 2010, the independent members of the Board of Directors met two times in executive session without management present.

Stockholder Communications

Stockholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: P.O. Box 537, Hopkinsville, Kentucky 42241. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual, unless the Company believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all officers, other employees and directors. A link to the Code of Ethics is on the Investor Relations portion of the Company’s website at: http://www.bankwithheritage.com. Any waiver or substantive amendments of the Code of Ethics applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

Luxury Expenditure Policy

The Board of Directors has adopted a Luxury Expenditure Policy that applies to all officers, other employees and directors. A link to the Luxury Expenditure Policy is on the Investor Relations portion of the Company’s website at: http://www.bankwithheritage.com. Any waiver or substantive amendments of the Luxury Expenditure Policy applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Corporate Governance Committee. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards. The Board of Directors has adopted a charter for each of the three standing committees. Links to these committee charters are on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com. The Board of Directors of each of the Company and the Bank also has an Executive Committee.

Audit Committee

The current members of the Audit Committee are Dr. Dempsey, who serves as the Chairman, and Messrs. Lee and Miller. Each of the members of the committee is independent within the meaning of applicable NASDAQ rules. The Board of Directors has determined that Dr. Miller is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The Audit Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The Audit Committee met four times during 2010. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the audit committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors, available on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided during 2010.

Compensation Committee

The members of the Compensation Committee are Dr. Miller, who serves as the Chairman, and Messrs. Kinsey and Lee, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met three times during 2010. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers and directors. The Compensation Committee also administers our stock incentive plans. A link to the Compensation Committee Charter is on the “Investor Relations” portion of our website at: http://www.bankwithheritage.com.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2010, the Nominating and Corporate Governance Committee held two meetings.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s shareholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period (incumbent directors whose terms are to expire do not participate in such review); and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ rules, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided the stockholders follow the procedures set forth in the Company’s Certificate of Incorporation. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, and based on whether the candidate was recommended by a stockholder or otherwise.

The Company’s Certificate of Incorporation provides that, to be timely, a stockholder’s notice of nomination must be delivered or mailed to the Secretary of the Company not less than 30 days nor more than 60 days prior to an annual meeting; provided, however, that in the event that less than 40 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be not later than close of business on the 10th day following the date on which notice is mailed. A stockholder’s notice of nomination must also set forth as to each person who the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, and (d) any other information reasonably requested by the Company.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. Stockholder nominations may be proposed by any shareholder eligible to vote at an annual meeting provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation. See “Date for Submission of Stockholder Proposals.”

The Nominating and Corporate Governance Committee may reject any nomination by a stockholder not made in accordance with the requirements of the Company’s Certificate of Incorporation. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the chairman of the annual meeting shall, if the facts warrant, determine at the annual meeting whether the nomination was made in accordance with the terms of the Certificate of Incorporation.

Executive Committees

The Board of Directors of each of the Company and the Bank has established an Executive Committee which, when the Board of the Company or the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by law or Board resolution. Members of the Executive Committee of each of the Company and the Bank are Messrs. Miller, Lee, Kinsey and Peck. During 2011, the Executive Committee of the Company and the Bank each conducted three meetings.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”), comprised entirely of independent directors, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to the CEO and the other executive officers of the Company. The Committee meets a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions. The Committee operates in accordance with a charter, most recently revised in January 2010, which sets forth its rights and responsibilities. The Committee and the Board annually review the charter.

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Chief Financial Officer, and our other most highly-compensated executive officers listed in the Summary Compensation Table. We refer to these six persons throughout as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation plans, policies and benefit programs.

TARP Compensation Standards

On December 12, 2008, the Company became a participant in the Treasury Department’s TARP/Capital Purchase Program. As a result, we are required to comply with a number of executive compensation standards during the period of time in which the Treasury Department holds an equity position in the Company.

Initially, there were four standards, which applied to our CEO, Chief Financial Officer (“CFO”) and the three next highest paid executive officers (our “senior executive officers”). These standards were in effect as of the end of 2008 and consisted of the following:

•	Limit on severance. We were required to limit payments on any senior executive officer’s involuntary separation by reference to his or her historic compensation.

•

Clawback. We are required to be able to recover bonuses, retention awards and incentive compensation paid to senior executive officers if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

No unnecessary and excessive risk. Our Compensation Committee was required to review our senior executive officer compensation programs with our senior risk officers and certify that the Company has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary and excessive risks that threaten our value. The Committee’s certification relating to this review is contained in the Compensation Committee Report that follows this CD&A.

•	Limited deductible compensation. We are prohibited from taking a tax deduction for annual compensation over $500,000.

Each of our current executive officers has agreed that their separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards.

On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) required the Treasury Department to enact additional compensation standards. Under ARRA, the compensation standards are required to include the following.

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Prohibition on severance. ARRA standards will prohibit severance payments to our top five senior executive officers and the next five most highly compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation. ARRA standards will prevent us from paying or accruing any bonus, retention award or incentive compensation to our CEO. The exceptions are limited, although we will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period the Company participates in TARP.

•

Stricter clawback. ARRA standards will extend this recovery requirement to the top five senior executive officers and the next 20 most highly compensated employees based on materially inaccurate financial statements or other criteria.

•

Prohibition on compensation plans that “encourage” earnings manipulation. AARA prohibits participating companies from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of employees.

At this time, the compensation standards under ARRA have not yet been developed. However, we expect that the standards may require a substantial alteration to our compensation program. The impact of ARRA on the retention of our existing, and recruitment of future, senior officers cannot be assessed at this time, but is expected to negatively impact both recruitment and retention of experienced qualified executives.

Compensation Philosophy and Objectives

The Company and the Committee believe that the compensation paid to executive officers should be closely aligned with the performance of the Company, that such compensation must be competitive with similar institutions in the region, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. The Committee utilizes both salary and equity compensation as a tool to attract and retain key executive officers. The Committee believes that compensation based on short term performance goals may not always be in the best interest of stockholders.

The Committee believes that compensation should be structured to ensure that a portion of the executive’s compensation opportunities will be directly related to Company achieving its longer term goals established in its Three Year Business Plan. Execution of the Company’s Business Plan may not result in immediate improvement in the Company’s stock price since the Company’s current focus is on expansion into higher growth markets. This expansion may result in higher operating expenses and lower earnings in the near term. However, the Board of Directors is committed to the long term growth opportunities and enhanced shareholder value that this expansion provides.

The Board of Directors remains committed to shareholder value by achieving a higher stock price in the future, with most operational and financial goals set within a five year time frame. The Committee recognizes that the Company’s stock is thinly traded and daily prices can fluctuate widely based on small trade volumes, making it difficult to measure the short-term performance of the Company’s stock.

For the Company’s most senior executive officers, including the executive officers named in this proxy statement, the equity compensation is designed to reward Company-wide performance of the business goals set out by the Company’s Board of Directors. In last three years, the Company has chosen to utilize equity compensation in the form of restricted stock awards in addition to a base salary as a means to attract and retain key executive officers.

Role of Executive Officers and Compensation Consultant

The Committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the CEO’s recommendation when making its final compensation decision for all executives other than the CEO.

The Committee utilizes the Human Resource Department and also has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee in 2010 utilized the 2009 Financial Institutions Compensation Survey Report (the “Survey”), prepared for the Kentucky Bankers Association (“KBA”) by Crowe Chizek and Company LLC, to compare and benchmark the total compensation program for the CEO and other executive officers. The Survey collects data from over 90 financial institutions and reports data on more than 8,800 bank employee salaries. The Company participates in this Survey annually.

In addition to the KBA survey, the Compensation Committee conducted a salary review of twenty-one publically traded financial institutions with assets between $750 million and $2.0 billion located in Indiana, Alabama, Georgia, Kentucky, Mississippi and Tennessee. The median size, financial performance, and financial condition of these institutions are similar to the Company. The salary information for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Credit Officer was compared for the following financial institutions for the period ending December 31, 2010:

Porter Bancorp, Inc.	S.Y. Bancorp, Inc.

Citizens First Corporation	Auburn National Bancorp, Inc.

Indiana Community Bancorp	Citizens Holding Company

Community Bank Shares of Indiana, Inc.	Tennessee Commerce Bancorp

Bank of Kentucky Financial Corporation	First Financial Service Corporation

Home Federal Bancorp	The Savannah Bancorp, Inc.

Tower Financial Corporation	United Security Bancshares, Inc

Setting Executive Compensation

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. The Company has structured cash and equity compensation to motivate executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. For the executive officers, including the named executive officers in the Summary Compensation Table, the current compensation package includes a base salary, grants of stock options and/or awards of restricted stock. Executives with lending responsibilities may also receive cash bonuses based on incentives including production, asset quality and margin enhancement. The executive’s base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual incentive is competitive with the salary and bonus provided to similarly situated executives as reflected in the salary report from the KBA.

Base Salary

Base salary ranges are established based on a number of factors, including the KBA Survey of similar asset sized financial institutions as well as other market data. The KBA Survey illustrates the market rate for select executive positions expressed as a percentage of the median paid by the respondent companies. Executive positions are individually benchmarked against these survey sources annually to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the CEO and reviewed and approved by the Committee. In the case of the CEO, the Committee also considers the performance of the Company, and the anticipated level of difficulty of replacing the CEO with someone of comparable experience and skill. Based on these factors, the Committee established the CEO’s base salary at $284,004 per year beginning July 1, 2009. Salaries for the named executive officers are set forth on the Summary Compensation Table.

The Committee adjusted the salary of Mr. Bennett to $162,106 effective January 1, 2011. In June 2010, the Committee chose not to adjust the salaries of the salaries of Messrs Duvall, Woolfolk, Stalls and Clark. Therefore, the salaries of Messrs Duvall, Woolfolk, Stalls and Clark remained at $175,170, $212,838, $170,260 and $135,258, respectively at July 1, 2010. The Committee will review the salaries of Messer’s Peck, Woolfolk Stalls, Clark and Duvall in June 2011, with any changes in base salary effective as of July 1, 2011.

Long Term Incentive Compensation

In 2009 and 2010, the Committee made grants of restricted stock to the CEO under the Company’s stock plans. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s shareholders. In 2008, the Committee made restricted stock grants to the CEO and executive officers as outlined in the table titled Grant of Plan – Based Awards included in this document. Grants of stock options and restricted stock are typically made on an annual basis at the Committee’s June meeting following the public release of the Company’s fiscal year-end results. Stock options, when awarded, have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant. Restricted stock grants vest equally over a four year period but vesting may be accelerated due to the a change in control of the Company, an exercise of options by the award recipient and the death or termination without cause of the award recipient. In 2009, the Committee approved restricted stock awards totaling 1,254 shares to non-executive management employees. In 2010, the Committee approved restricted stock awards totaling 1,434 shares to non-executive management employees. In the first three months of 2011, the Committee approved restricted stock awards totaling 764 shares to non-executive management employees. The Committee did not approve any stock option awards during 2009, 2010, or the first three months of 2011.

Retirement Plans

Defined Contribution Plan

The Company has a defined contribution retirement plan in which all of the named executive officers currently participate.

401(k) Plan

The Company’s 401(k) Plan is a tax-qualified plan that covers all eligible salaried and hourly employees. Currently the Company makes matching contributions of 100% up to the 4% elective deferral rate. Elective deferrals of greater than 4% are not matched by the Company. In addition, the Company provides an additional contribution for all eligible employees equal to 4% of their base salary. The amount of total contributions made by the Company to each participant is subject to income limitations by the Internal Revenue Service. The 401(k) Plan is a defined contribution plan and as such the ultimate benefit is a derivative of the contributions made and the performance of the underlying investments. Each participant self directs their respective investments from an approved master list of qualifying investment funds. No Company issued securities are held in the 401(k) plan. For the year ended December 31, 2010, all named executive officers participated in the 401(k) Plan. For the year ended December 31, 2010, the Company’s total expense related to its 401(k) Plan was $611,000.

Perquisites and Other Personal Benefits

The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above. The only exception is that the Company provides Mr. Peck and Mr. Bennett with reimbursement for country club dues. Mr. Peck also has the use of a Company leased vehicle. The values of these benefits are disclosed in the Summary Compensation Table.

Employment and Other Agreements

The Company and the Bank have employment agreements with Messrs. Peck, Woolfolk, Duvall, Stalls and Bennett.

The employment agreements with Mr. Peck are three-year agreements. On each annual anniversary date of these agreements (June 30), the agreements and Mr. Peck’s term of employment may be extended for an additional one-year period beyond the then effective expiration date, provided that the Board determines in a duly adopted resolution that Mr. Peck’s performance has met the Board’s requirements and standards. The agreements provide for a base salary and certain perquisites as noted above. In addition, the agreements provide certain payments to Mr. Peck in the event his employment is terminated as a result of a change of control of the Company or the Bank, or his termination without just cause. Upon a termination within 12 months after a change in control, Mr. Peck would be entitled to receive an amount equal to 2.9 times Mr. Peck’s base salary.

Mr. Peck’s agreement with the Company also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Mr. Peck would be entitled to a lump sum payment equal to his remaining salary under the agreements.

The employment agreements with Mr. Woolfolk are three-year agreements that may be extended on the same basis as Mr. Peck’s agreements. The agreements provide for a base salary as noted above. In addition, the agreements provide certain payments to Mr. Woolfolk in the event his employment is terminated as a result of a change of control of the Company or the Bank, or his termination without just cause. Upon a termination within 12 months after a change in control, Mr. Woolfolk would be entitled to receive an amount equal to 2.9 times Mr. Woolfolk’s base salary. Mr. Woolfolk’s agreement with the Company also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Mr. Woolfolk would be entitled to a lump sum payment equal to his remaining salary under the agreements.

The employment agreements for Messrs. Duvall and Stalls are for a term beginning on February 12, 2008 to June 30, 2011. In June of 2010, the Compensation Committee chose to extend the terms of the employment agreements for Messrs. Duvall and Stalls for one additional year. The Compensation Committee may continue to extend the employment agreements for an additional year prior to July 1 of each year. The agreements provide for a base salary as noted above. In addition, the agreements provide certain payments to Messrs. Duvall and Stalls in the event their employment is terminated as a result of a change of control of the Company or the Bank, or they are terminated without just cause. Upon a termination within 12 months after a change in control, Messrs. Duvall and Stalls would be entitled to receive an amount equal to 2.5 times their base salaries. Upon a termination without just cause, they would be entitled to a lump sum payment equal to their remaining salaries under the agreements. Messrs. Duvall and Stalls current base salaries are $175,170 and $170,260, respectively.

The employment agreements for Messrs. Duvall and Stalls include a non-compete clause, which would prevent Messrs. Duvall and Stalls from being employed, owning, or acting as a consultant to any financial institution, mortgage brokerage firm, insurance firm or other company that may compete either indirectly or directly with the Company or the Bank for a period of one year after termination of employment. The non-compete clause is limited to fifty miles of any office of the Company or its subsidiaries. In the event of a change of control, the non-compete clause for Messrs. Duvall and Stalls becomes void.

The severance payments provided in the agreements are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code and the regulations and guidance there under.

On December 12, 2008, the Company agreed to accept an investment of preferred stock from the United States Treasury under the Capital Purchase Program in the amount of $18.4 million. By accepting this agreement, all members of senior management agreed to waive their right for “excess parachute payments” during the term of the United States Treasury’s investment.

Except for these agreements, and our broad-based severance policy, none of our named executive officers has an agreement which requires us to pay their salaries for any period of time. We entered into these agreements because the banking industry has been consolidating for a number of years, and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and assist us in retaining our executive talent.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary, by its nature, does not qualify as performance-based compensation under Section 162(m). The Company’s grants of stock options and restricted stock under its stock award plans qualify as performance-based compensation under Section 162(m).

The Emergency Economic Stabilization Act of 2008 amended Section 162(m) in a number of ways, including: (1) reducing a TARP participant institution’s maximum tax deduction from $1,000,000 to $500,000 for compensation paid to a covered executive; (2) including performance-based compensation in the remuneration that counts toward the $500,000 deduction limit; and (3) adding a TARP participant institution’s CFO to the group of executives whose compensation is subject to Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby furnishes this report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This report is submitted on behalf of the members of the Compensation Committee.

In addition, as required by the provisions of the Capital Purchase Program of TARP, the Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Respectfully submitted on March 31, 2011.

Thomas I. Miller, Chairman
Gilbert E. Lee
Ted Kinsey

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of HopFed Bancorp, Inc. or any of our subsidiaries during 2010 or is a former officer of HopFed Bancorp, Inc. or any of our subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s CEO, CFO, and the four other most highly compensated executive officers for the fiscal year ended December 31, 2010, December 31, 2009, and December 31, 2008.

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)		Total
John E. Peck President & CEO	2010 2009 2008	$ $ $	284,004 277,242 255,990		— — —	$ $ $	19,942 25,023 29,855	43,500 — 22,000	N/A N/A N/A	N/A N/A N/A	$ $ $	42,256 36,878 34,109	$ $ $	389,702 339,143 341,954

Billy C. Duvall Treasurer & CFO	2010 2009 2008	$ $ $	175,170 151,476 139,864	$ $	42,008 37,212 —	$ $ $	10,897 13,863 16,763	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	17,846 15,524 12,831	$ $ $	245,921 218,075 169,458

Michael L. Woolfolk Chief Operating Officer	2010 2009 2008	$ $ $	212,838 207,771 193,489	$ $	51,041 51,039 —	$ $ $	15,055 19,194 23,546	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	19,600 20,840 18,056	$ $ $	298,534 298,844 235,091

Boyd M. Clark Board Secretary	2010 2009 2008	$ $ $	135,258 132,038 122,937	$ $ $	33,584 35,824 1,772	$ $ $	9,938 12,235 15,076	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	14,300 15,404 11,815	$ $ $	193,080 195,501 151,600

Michael F. Stalls Chief Credit Officer	2010 2009 2008	$ $ $	170,260 166,207 153,466	$ $ $	40,830 40,830 10,585	$ $ $	12,165 15,208 14,266	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	17,852 18,879 15,560	$ $ $	241,107 241,124 193,877

Keith Bennett Montgomery Co. Market President	2010 2009 2008	$ $ $	160,105 145,946 140,946	$ $	— 42,601 63,621	$ $ $	10,174 14,167 11,154	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	17,352 19,263 21,161	$ $ $	187,631 221,977 236,882

(1)	Represents cash bonus paid for meeting operational and long term financial goals established by the Company’s Board of Directors.
(2)	Represents restricted stock awards approved by the Compensation Committee that vest over a four-year period at a rate of 25% per year. Vesting is accelerated upon a change in control, the exercise of eligible options, and the death or termination without cause of the award recipient. The dollar amounts in this column represent restricted stock awards in 2005, 2006, 2007, 2008, 2009 and 2010 that partially vested during 2010, 2009 and 2008. Messrs. Peck, Duvall, Woolfolk, Clark and Stalls received restricted stock awards that partially vested in June of 2008, 2009 and 2010. Mr. Bennett’s restricted stock awards vested in November of 2008, 2009 and 2010. The market price of the Common Stock was $8.85 on June 30, 2010. The market price of the Common Stock was $9.50 on June 30, 2009, and $13.24 on June 18, 2008, and $11.96 on November 2, 2008, respectively. All compensation amounts include unpaid quarterly dividends on vested shares plus interest on unpaid dividends at a rate of 5% per year. All market prices have been revised to reflect 2% stock dividend paid to shareholders of record on September 30, 2010.
(3)	Includes Company matching contributions under our 401(k) plan of up to 8% of base salary. In 2008, the Company’s matched a total of $18,800, $12,530, $17,363, $9,835, $14,265, $17,287, for Messrs. Peck, Duvall, Woolfolk, Clark, Stalls and Bennett, respectively. In 2009, the Company’s matched a total of $18,800, $12,530, $17,363, $9,835, $14,265, $17,287, for Messrs. Peck, Duvall, Woolfolk, Clark, Stalls and Bennett, respectively. In 2010, the Company’s matched a total of $19,600, $17,846, $19,600, $14,300, $17,852 and $13,622, for Messrs. Peck, Duvall, Woolfolk, Clark, Stalls and Bennett, respectively.

Also included in this column are amounts for a life insurance policy provided to all full time employees equal to three times the employee’s base compensation and payments on Mr. Peck’s behalf of $3,576 and Mr. Bennett’s behalf of $3,730 for local country club memberships. The column titled other expenses also includes the lease payment of $19,080 on an automobile provided to Mr. Peck.

(4)	In 2008, Mr. Peck exercised 10,000 shares of the 2000 Stock Option Plan for a net taxable benefit of $22,000. In 2010, Mr. Peck exercised 30,000 shares of the 2000 Stock Option Plan for a net taxable benefit of $43,500

Grant of Plan - Based Awards

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2010, December 31, 2009 and December 31. 2008. All restricted granted awards and award base pricing have been adjusted to reflect the Company’s 2% stock dividend paid to shareholders of record on September 30, 2010.

Name	Grant Date(1)	Estimated future payouts under Non- Equity Incentive Plan Awards	Estimated future payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(3)		Grant Date Fair Value of Stock and Option Awards(3)
John E. Peck	6/30/2010 6/30/2009 6/20/2008	N/A N/A N/A	N/A N/A N/A	8,483 8,483 3,065	N/A N/A N/A	$ $ $	8.85 9.50 13.24	$ $ $	75,075 80,589 40,581

Billy C. Duvall	6/18/2008	N/A	N/A	1,674	N/A		$13.24		$22,164

Michael L. Woolfolk	6/18/2008	N/A	N/A	2,297	N/A		$13.24		$30,412

Boyd M. Clark	6/18/2008	N/A	N/A	1,459	N/A		$13.24		$19,317

Michael F. Stalls	6/18/2008	N/A	N/A	1,838	N/A		$13.24		$24,335

Keith Bennett	11/2/2008	N/A	N/A	1,504	N/A		$11.96		$17,988

(1)	The Compensation Committee granted Messrs. Peck, Duvall, Woolfolk, Clark and Stalls restricted stock awards on June 18, 2008. The Compensation Committee granted Mr. Peck a restricted stock award on June 30, 2009, and June 30, 2010.
(2)	All restricted stock awards approved by the Compensation Committee vest over a four year period at a rate of 25% per year. Vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination without cause of the grant recipient. Mr. Peck’s awards granted in 2009 and 2010 do not vest until the Company redeems its preferred stock from the United States Treasury.
(3)	The grant date fair value of the awards shown in the above table was computed in accordance with FAS 123(R) and represents the total projected expense to the Company of awards made in 2008, 2009, and 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of December 31, 2010. The outstanding equity awards and option exercise strike price have been adjusted to reflect a 2% stock dividend paid to shareholders of record on September 30, 2010.

Option Awards					Stock Awards

Name	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested		Market Value of Shares that have not Vested (1)
John E. Peck
1999 Stock Option Plan	10,200	N/A	$12.09	6/1/2011	—		—
2007 Restricted Stock Award	—	—	—	—	589	(2)	$5,325
2008 Restricted Stock Award	—	—	—	—	1,532	(3)	$13,849
2009 Restricted Stock Award	—	—	—	—	8,483	(4)	$76,686
2010 Restricted Stock Award	—	—	—	—	8,483	(5)	$76,686

Billy C. Duvall
1999 Stock Option Plan	20,400	N/A	$12.09	6/1/2011	—		—
2007 Restricted Stock Award	—	—	—	—	322	(2)	$2,911
2008 Restricted Stock Award	—	—	—	—	837	(3)	$7,566

Michael L. Woolfolk
1999 Stock Option Plan	20,400	N/A	$12.09	6/1/2001	—		—
2007 Restricted Stock Award	—	—	—	—	450	(2)	$4,068
2008 Restricted Stock Award	—	—	—	—	1,148	(3)	$10,378

Boyd M. Clark
1999 Stock Option Plan	—	—	—	—	—		—
2007 Restricted Stock Award	—	—	—	—	285	(2)	$2,576
2008 Restricted Stock Award	—	—	—	—	730	(3)	$6,599

Michael F. Stalls
1999 Stock Option Plan	20,400	—	$17.00	6/1/2014	—		—
2007 Restricted Stock Award	—	—	—	—	352	(2)	$3,182
2008 Restricted Stock Award	—	—	—	—	919	(3)	$8,308

Keith Bennett
2007 Restricted Stock Award	—	—	—	—	314	(6)	$2,839
2008 Restricted Stock Award	—	—	—	—	751	(7)	$6,789

(1)	The fair market value of the Company’s common stock price at the end of the fiscal year was $9.04 per share.
(2)	Remaining unvested shares that will vest on June 15, 2011
(3)	Remaining unvested shares that will vest 50% on June 15, 2011, and 50% on June 15, 2012.
(4)	Remaining unvested shares that will vest 33% on June 20, 2011, 33% on June 20, 2012, and 34% on June 20, 2013. Vesting is subject to limitations under TARP compensation standards.
(5)	Remaining unvested shares that will vest 25% on June 20, 2011, 25% on June 20, 2012, and 25% on June 20, 2013, and 25% on June 20, 2014. Vesting is subject to limitations under TARP compensation standards.
(6)	Remaining unvested share that will vest on November 2, 2011.
(7)	Remaining unvested shares that will vest 50% on November 2, 2011, and 50% on November 2, 2012.

Option Exercises and Stock Vested

The following table sets forth exercised options and vested awards for the fiscal years ended December 31, 2010.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	3,800	43,500	1,992	$19,942
Billy C. Duvall	N/A	N/A	1,050	$10,897
Michael L. Woolfolk	N/A	N/A	1,451	$15,055
Boyd M. Clark	N/A	N/A	924	$9,938
Michael F. Stalls	N/A	N/A	1,153	$12,165
Keith Bennett	N/A	N/A	969	$10,174

(1)	In 2010, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2010.
(3)	For Messrs. Peck, Duvall, Woolfolk, Clark and Stalls, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 18, 2010 of $9.05 per share, plus unpaid dividends of $0.12 per share per quarter and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 2, 2010, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $8.97 per share, plus unpaid dividends of $0.08 for the third and fourth quarter of 2010 and $0.12 per quarter for every previous quarter as well as interest on unpaid dividends of 5% per year. All stock awards vesting were adjusted to reflect 2% stock dividend paid to shareholders of record on September 30, 2010.

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2009.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	N/A	N/A	2,394	$25,023
Billy C. Duvall	N/A	N/A	1,324	$13,863
Michael L. Woolfolk	N/A	N/A	1,833	$19,194
Boyd M. Clark	N/A	N/A	1,168	$12,235
Michael F. Stalls	N/A	N/A	1,453	$15,208
Keith Bennett	N/A	N/A	1,264	$14,167

(1)	In 2009, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2009.
(3)	For Messrs. Peck, Duvall, Woolfolk, Clark and Stalls, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 15, 2009 of $9.07 per share, June 18, 2009 at $9.29 per share and June 20, 2009 at $9.29 per share, plus unpaid dividends of $0.12 per share per quarter and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 2, 2009, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $9.95 per share, plus unpaid dividends of $0.12 per quarter and interest on unpaid dividends of 5% per year. All share and per share amounts restated to reflect 2% stock dividend paid to shareholders of record on September 30, 2010.

Equity Compensation Plans

The following table provides information as of December 31, 2010, with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)
Equity Compensation Plans Approved by Stockholders(1)	81,600	$13.32	—

(1)	Consists of the 1999 Plan.

DIRECTOR COMPENSATION

The following table sets forth the compensation received by the Company’s non-employee directors.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (4) Compensation	Total
Thomas I. Miller	$19,675	$848	N/A	N/A	N/A	$5,400	$25,923
Harry J. Dempsey	$17,250	$848	N/A	N/A	N/A	—	$18,098
Gilbert E. Lee	$27,225	$848	N/A	N/A	N/A	—	$28,073
Ted S. Kinsey	$20,825	—	N/A	N/A	N/A	$5,400	$26,225
Steve Hunt	$18,075	—	N/A	N/A	N/A	—	$18,075
Walton Ezell	$1,175	$848	N/A	N/A	N/A	—	$2,023

(1)	Members of the Board of Directors of the Company receive fees in their capacity as such. Directors who are employed by the Company and the Bank (i.e., Messrs. Peck and Clark) receive no additional compensation for their service as directors. Mr. Ezell resigned from the Board of Directors in February 2011.
(2)	Includes a $350 monthly retainer and, with the exception of Board Chairman Lee, an additional $650 per month for each Bank board meeting attended. The Chairman of the Board receives $775 per month for each Bank board meeting attended. In addition, each non-employee board member receives $350 for committee meetings attended. Messers. Miller and Kinsey also serve as community board members for the Bank. Community board members serve on non-voting advisory boards in their local communities of residence or influence. Each community board member receives a monthly retainer of $450.
(3)	In 2010, no stock awards were granted for non-employee Board members. In 2010, 75 restricted stock awards for Messrs. Miller, Dempsey, Ezell and Lee vested.
(4)	Cash payments to Directors of the Company for the participation in local Community Boards.

During the year ended December 31, 2010, the Bank’s non-employee directors’ fees totaled $179,698, which included cash payments of $24,273, $22,725 and $17,675 to three directors of the Bank who are not Directors of the Company. The Compensation Committee annually reviews and makes recommendations regarding director compensation. These recommendations are based upon, among other things, the Committee’s consideration of compensation paid to directors of comparable financial institutions.

1999 Stock Option Plan. Pursuant to the 1999 Stock Option Plan (the “1999 Plan”) which was approved at the 1999 Annual Meeting of Stockholders, directors and employees of the Company and the Bank are eligible to receive options to acquire shares of Common Stock and stock appreciation rights. Upon stockholders’ approval, each director of the Company (other than Messrs. Dempsey, Lee, Harvey, Peck and Miller who were subsequently elected to the Board of Directors) received an option to acquire shares of Common Stock. As of the Record Date, all options granted to the Company’s directors with the exception of Mr. Peck’s 10,200 shares expired. The exercise price of all Mr. Peck’s shares is $12.08 per share. As of Record Date all such options were exercisable. The Company may no longer issue additional options from this plan.

2000 Stock Option Plan. Pursuant to the original employment contract of Mr. Peck signed in July of 2000, Mr. Peck received options to acquire 40,000 Shares of Common Stock at $10.00 per share, the market value of the Common Stock at the time of issue. The options vested over a four year period at a rate of 25% per year. In 2008, Mr. Peck exercised 10,000 options. On February 26, 2010, Mr. Peck exercised the 30,000 remaining options in a non-cash exchange. As a result of this exchange, Mr. Peck received 3,800 shares of Common Stock. The market price of the Common Stock at the time of exercise was $11.45 per share.

2004 Long-Term Incentive Plan. Pursuant to the 2004 Plan, which was approved at the 2004 Annual Meeting of Stockholders, 200,000 shares of Common Stock (subject to adjustment as provided for in the 2004 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2004 Plan is to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during twelve month periods ended December 31, 2009, and December 31, 2010.

Other Benefits. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also provide our directors with customary directors and officers liability insurance.

Potential Payments Upon a Change In Control or Termination

The following table quantifies the estimated change in control payment that would have been payable to each named executive officer assuming a change in control or involuntary termination without cause had occurred on December 31, 2010, and other requirements for payment had been met. The Company is not required to make any payments to executive officers upon their voluntary termination or termination with cause.

Name	Cash Severance	Stock Option Acceleration (1)	Restricted Stock Acceleration (2)	Benefits (3)	Tax Payments (4)	Total
John Peck
Change of control	823,612	—	169,175	67,985	387,097	1,060,771
Involuntary termination without cause	710,010	—	169,175	67,167	333,705	946,352

Billy Duvall
Change of control	350,340	—	10,278	41,326	—	401,944
Involuntary termination without cause	350,340	—	10,278	41,326	—	401,945

Michael Woolfolk		—
Change of control	617,230	—	14,175	67,812	290,098	699,217
Involuntary termination without cause	532,095	—	14,175	67,019	250,085	613,289

Boyd Clark
Change of control or involuntary termination without cause	—	—	9,004	—	—	9,004

Michael Stalls
Change of control	340,520	—	11,273	42,619	—	394,412
Involuntary termination without cause	340,520	—	11,273	42,619	—	394,412

Keith Bennett
Change of control or involuntary termination without cause	—	—	9,447	—	—	9,447

(1)	Assumes the immediate vesting of all unvested in-the-money stock options and the associated cash proceeds resulting from a same day sale exercise of only those previously unvested stock options using the fair market value of our Common Stock at December 31, 2010, of $9.04.
(2)	Assumes the immediate vesting of all unvested restricted stock upon a change in control using the fair market value of our Common Stock at December 31, 2010, of $9.04.
(3)	Represents the cost to continue medical insurance, dental and life insurance, 401(k) matching of the employee’s base salary and other benefits for the remaining contractual period.
(4)	Represents taxes associated with “excess parachute payments.” These taxes include any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any federal, state or local tax resulting from the excise tax payment. Due to the Company’s participation in the United States Treasury’s Capital Purchase Program, executives may not receive these payments at this time.

CERTAIN TRANSACTIONS

Our directors, executive officers, and members of their immediate families, as well as organizations with which they are affiliated, were customers of the Bank during 2010. All loans to our related persons – as defined in Instruction 1 to item 404(a) of Regulation S-K- were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those provided at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2010, the Committee met four times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent auditors prior to the public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board Rules, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function within the organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. The Committee will continue to obtain updates by management on the process and will review management’s and the independent auditors’ evaluation of the Company’s system of internal controls.

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to release of Company quarterly and annual financial information or the filing of any such information with the Securities and Exchange Commission. The Committee also reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Committee intends to recommend the reappointment of Rayburn, Bates & Fitzgerald, P.C. as the independent auditors for the Company.

The Audit Committee annually reviews its charter, reports to the Board of Directors on its performance and conducts a Committee self-assessment process.

Respectfully submitted on March 31, 2011.

Harry J. Dempsey, Chairman
Thomas I. Miller
Gilbert E. Lee

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that during the year ended December 31, 2010, all such filing requirements were complied in a timely manner.

INDEPENDENT AUDITORS

Rayburn, Bates & Fitzgerald, P.C., served as the Company’s independent auditors for the year ended December 31, 2010. The Audit Committee presently intends to renew the Company’s arrangement with Rayburn, Bates & Fitzgerald, P.C. to serve as the Company’s independent auditors for the fiscal year ending December 31, 2010. A representative of Rayburn, Bates & Fitzgerald, P.C. is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Audit Fees and Other Matters

Rayburn, Bates & Fitzgerald, P.C. provided audit services to the Company consisting of the annual audit of the Company’s 2010 and 2009 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2010 and 2009.

Fee Category	Fiscal Year 2010	% of Total	Fiscal Year 2009	% of Total
Audit Fees	$191,000	74.9%	$182,500	91.0%
Audit-Related Fees	$4,000	1.6%	$4,000	2.6%
Tax Fees	$15,100	5.9%	$13,500	6.4%
All Other Fees	$45,000	17.6%	$—	—%

Total Fees	$255,100	100.0%	$200,000	100.0%

The Audit Committee approved all services provided by Rayburn, Bates & Fitzgerald, P.C. during 2010 and 2009. Additional details describing the services provided in the categories in the above table are as follows:

Rayburn, Bates & Fitzgerald, P.C. did not provide any services related to the financial information systems design and implementation of the Company during 2010 and 2009.

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with auditing standards generally accepted in the United States of America.

Audit-Related Fees. These fees include a review of accounting standards, the collateral opinion audit for the Company’s borrowings with the Federal Home Loan Bank.

Tax Fees. These are fees billed for professional services related to the completion of federal and state tax return preparation, state tax research and state tax planning strategies.

All Other Fees: These are fees associated with the filing of an S-1 filing in June of 2010.

Policy on Pre-approval of Audit and Permissible Non-audit Services

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining audit independence. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent auditors, the Audit Committee considers whether these services are consistent with the auditors’ independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. For 2010 and 2009, non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.” All of the audit-related and tax services and related fees were approved in advance by the Audit Committee.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally, by telegraph or telephone without additional compensation. Georgeson, Inc. will assist in the solicitation of proxies. We will pay Georgeson $6,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify Georgeson against any losses arising out of Georgeson’s proxy solicitation services on our behalf.

The Annual Report to Stockholders for the year ended December 31, 2010, including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal for action at the 2012 annual meeting of stockholders, to be held on or about May 16, 2012, must forward a copy of the proposal or proposals to the Company’s secretary at P.O. Box 537, Hopkinsville, Kentucky 42241-0537. Any such proposal or proposals intended to be presented at the 2012 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 20, 2011.

The Company’s Certificate of Incorporation provides that due notice of business to be brought before an annual meeting by a stockholder must be delivered to the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting, unless notice of the date of the meeting occurs fewer than 40 days prior to the date of the meeting, in which event the Certificate of Incorporation provides that due notice of business to be brought before the meeting by a stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the day of the meeting was mailed. A stockholder’s notice of new business must also set forth certain information specified in the Company’s Certificate of Incorporation concerning the business the stockholder proposes to bring before the annual meeting. New business may be proposed by any stockholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the Annual Meeting must be delivered on or before April 18, 2011. With respect to the Annual Meeting and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 18, 2011, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in this Proxy Statement.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2012 annual meeting of stockholders must be delivered on or before April 16, 2012. With respect to the 2012 annual meeting of the stockholders and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 16, 2012, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

The Company shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any stockholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, AS FILED WITH THE SEC, IS AVAILABLE ON THE INTERNET AT www.bankwithheritage.com/investor.asp?loadpage=main/investor.asp. STOCKHOLDERS AS OF THE RECORD DATE WILL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, HOPFED BANCORP, INC., P.O. BOX 537, HOPKINSVILLE, KENTUCKY 42241-0537. STOCKHOLDERS ALSO MAY ACCESS A COPY OF THE FORM 10-K, INCLUDING EXHIBITS, ON THE SEC WEBSITE AT www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

BOYD M. CLARK
SECRETARY

Hopkinsville, Kentucky

April 18, 2011

REVOCABLE PROXY

HOPFED BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

The undersigned stockholder of HopFed Bancorp, Inc. (the “Company”) hereby appoints Thomas I. Miller and Steve Hunt, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 18, 2011, at 3:00 p.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

		FOR	VOTE WITHHELD	FOR ALL EXCEPT
I.	Election as directors of all nominees listed below (except as marked to the contrary)	☐	☐	☐

Gilbert E. Lee

Harry J. Dempsey

Clay Smith

INSTRUCTION: To withhold authority to

vote for any individual nominee, mark

“FOR ALL EXCEPT” and write that

nominee’s name in the space provided below.

II.	Non-binding stockholder approval of executive compensation.

		FOR	AGAINST	ABSTAIN

		☐	☐	☐

III.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned stockholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting, a Proxy Statement, and the Annual Report to Stockholders.

Dated:                  ,                 2011

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY